EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-1 CUSIP No.: 59021S 50 5	PRINCIPAL AMOUNT: $208,000,000

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

Currency Basket Notes

(the “Notes”)

BASKET COMPONENTS: United States dollar, New Taiwan dollar, South Korean won, Thai baht, Indian rupee, Chinese renminbi (yuan), Japanese yen and Singapore dollar	STARTING VALUE: 100	PARTICIPATION RATE: 100%

ORIGINAL ISSUE DATE: October 28, 2004	STATED MATURITY: January 29, 2007

VALUATION TIME:

3:00 p.m. Tokyo time for the New

Taiwan dollar, the South Korean

won, the Thai baht, the Indian

rupee, the Japanese yen and the

Singapore dollar and at 5:00 p.m.

Beijing time for the Chinese renminbi

CALCULATION AGENT: Merrill Lynch Capital Services, Inc.	DENOMINATIONS: (Integral multiples of $10, unless otherwise specified)	MINIMUM INITIAL INVESTMENT: ($25,000, unless otherwise specified)

DEFAULT RATE: 2.0%	BASE CURRENCY: (United States dollar, unless otherwise specified)	SPECIFIED CURRENCY: (United States dollar, unless otherwise specified)

For each Basket Component, its initial weighting, initial Exchange Rate, Multiplier and initial index points based on such initial Exchange Rates are shown below.

Currency	Iso Code	Initial Weighting	Initial Exchange Rate	Multiplier	Initial Index Points
Base Currency	USD	-100.00	1.000000	-100.000000	-100.0000

New Taiwan dollar	TWD	27.00	0.029681	909.672855	27.00

South Korean won	KRW	20.00	0.000882	22675.736961	20.00

Thai baht	THB	18.00	0.024368	738.673670	18.00

Indian rupee	INR	15.00	0.021896	685.056631	15.00

Chinese renminbi (yuan)	CNY	10.00	0.120824	82.765014	10.00

Japanese yen	JPY	5.00	0.009364	533.959846	5.00

Singapore dollar	SGD	5.00	0.601052	8.318748	5.00

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the Redemption Amount (as defined below) on the Stated Maturity.

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Global Note is one of the series of Medium-Term Notes, Series C, Currency Basket Notes due on the Stated Maturity.

Payment at Maturity

The “Redemption Amount” with respect to the Notes shall be denominated in the Specified Currency and shall be determined by the Calculation Agent as described below:

(i) If the Ending Value (as defined below) is greater than the Starting Value, the Redemption Amount shall equal the Principal Amount multiplied by a percentage equal to:

Starting Value +	(	Participation Rate ×	(	Ending Value - Starting Value	))

(ii) If the Ending Value is equal to or less than the Starting Value, the Redemption Amount shall equal the Principal Amount multiplied by a percentage equal to the Starting Value.

The “Ending Value” shall equal the value of the Basket (as defined below) as determined by the Calculation Agent on the seventh scheduled Business Day (as defined below) before the Stated Maturity by adding 100 to the sum of the products of (1) the Multiplier of each Basket Component and (2) the then-current Exchange Rate (as defined below) for such Basket Component.

The “Basket” shall be a measure of the exchange rate movements of the Basket Components relative to the Base Currency.

The “Exchange Rates” shall be those rates reported by Bloomberg L.P.(“Bloomberg”) on page TKC7, and Reuters Group PLC on page SAEC or other applicable page at approximately the Valuation Time on the relevant date. If the currency exchange rates are not so quoted, then the Exchange Rates shall equal the noon buying rate in New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”). If the Noon Buying Rate is not announced on such date, then the Exchange Rates shall be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m. New York City time on the relevant date for the purchase or sale for deposits in the relevant currencies by the London offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide such spot quotations, then the Exchange Rates shall be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m. New York City time on the relevant date from two leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the relevant currencies. If these spot quotations are available from only one bank, then the Calculation Agent, in its sole discretion, shall determine which quotation is available and reasonable to be used. If no such spot quotation is available, then the Exchange Rates shall be the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m. New York City time on the relevant date.

A “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and such banks are open for dealing in a foreign exchange and foreign currency deposits.

All determinations made by the Calculation Agent shall be made in its sole discretion and, absent a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Notes.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

Payment of principal and interest on the Notes shall be made at the office or agency of the Company maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Unless the certificate of authentication hereon has been executed by or on behalf of JPMorgan Chase Bank, the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Global Note is one of a duly authorized issue of securities of the Company designated as its Medium-Term Notes, Series C, Due Nine Months or More from Date of Issue. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and JPMorgan Chase Bank (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

The Notes are issuable only in registered form without coupons in the denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Global Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

The Notes are not subject to any sinking fund.

In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to the principal amount hereof, shall be equal to the amount payable on the Stated Maturity, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of the Notes (whether at the Stated Maturity or upon acceleration), from and after such date the Notes shall bear interest, payable upon demand of the Holders thereof, at the Default Rate (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the

Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate original principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on the Notes at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company shall treat the Notes as debt instrument for tax purposes, and where required, shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: October 28, 2004

CERTIFICATE OF AUTHENTICATION This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.
[Copy of Seal]

JPMorgan Chase Bank, as Trustee:	By: Assistant Treasurer

By: Authorized Officer	Attest: Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

(insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of

the Company with full power of substitution in the premises.

Date

NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.